FOR IMMEDIATE RELEASE Contact: Lacey Dean (717) 735-8688 FULTON BANK NAMES KEVIN GREMER AS CHIEF OPERATIONS AND TECHNOLOGY OFFICER Lancaster, Pa. (July 23, 2025) – Fulton Bank today announced that Kevin Gremer will join as Senior Executive Vice President and Chief Operations and Technology Officer on August 25. Gremer will report to Chairman and CEO Curt Myers and will be responsible for leading a team of information technology and operations professionals. He is charged with leveraging leading technology to provide the best digital customer experience at Fulton Bank. “For this role, we were looking for a strategic and innovative leader with a proven track- record of elevating operations and technology,” said Chairman and CEO Curt Myers. “We’ve found that in Kevin, who is a versatile and high-impact senior banking executive with tremendous experience delivering for teams and customers.” As a senior banking executive, Gremer brings more than 27 years of financial services leadership experience to the role. Since 2022, he has served as the SVP, Head of Operations – Banking & Investment Services at City National Bank, the U.S. banking subsidiary of RBC. Prior to that position, he served as SVP, Head of Strategic Transformation – Commercial Bank from 2020 – 2022 and SVP, Head of Enterprise Payments and Treasury Operations – Commercial Operations from 2018 – 2019 at Capital One Financial Corporation. In total, he has more than 20 years of progressive management experience at Capital One. Gremer earned a Bachelor of Science degree in Accounting from Pennsylvania State University and a Master of Business Administration from Duke University Fuqua School of Business. Gremer received a professional banking certification from Louisiana State University Graduate School of Banking in conjunction with the Virginia Bankers Association. ###

Photo Caption: Kevin Gremer, Senior Executive Vice President and Chief Operations and Technology Officer, Fulton Bank About Fulton Bank, N.A. Headquartered in Lancaster, Pa., Fulton Bank is a premier community bank in the Mid-Atlantic region. As a subsidiary of Fulton Financial Corporation (Nasdaq: FULT), a more than $32 billion financial services holding company, Fulton Bank offers a broad array of products and services at more than 200 financial centers across Pennsylvania, New Jersey, Maryland, Delaware, and Virginia. At Fulton Bank, we seek to change lives for the better by building strong customer relationships, providing significant community support and empowering more than 3,300 employees to do the same. Through the Fulton Forward® initiative, we’re helping build vibrant communities. Learn more at www.FultonBank.com. Fulton Bank, N.A., Member FDIC.